Exhibit (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 5, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal for Shares and Letter of Transmittal for Employee Restricted Shares (collectively, the “Letters of Transmittal”) and any amendments or supplements to the Offer to Purchase or Letters of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making or acceptance of the Offer would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of Shares in such state.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Magnetek, Inc.

at

$50.00 Net Per Share

by

Megatron Acquisition Corp.

a wholly owned subsidiary of

Columbus McKinnon Corporation

Megatron Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Columbus McKinnon Corporation, a New York corporation (“CMCO”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Magnetek, Inc., a Delaware corporation (“Magnetek”), including Shares subject to forfeiture restrictions, repurchase rights or other restrictions under Magnetek’s equity plans (the “Restricted Shares”), at a price of $50.00 per share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letters of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

Tendering shareholders who tender directly to American Stock Transfer & Trust Company, LLC, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions to the Depositary or MacKenzie Partners, Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”), or, except as set forth in the Letters of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding may be required with respect to Shares (other than Restricted Shares held by current or former employees of Magnetek (the “Employee Restricted Shares”)) unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See the section titled “Important Tax Information” of the Letter of Transmittal for Shares. Shareholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred by the Depositary and the Information Agent in connection with the Offer. The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Magnetek. As soon as practicable following the acceptance of Shares for payment in the Offer, on the terms and subject to the conditions set forth in the Merger Agreement (as defined below), CMCO, the Purchaser and Magnetek will complete the Merger (as defined below) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), without a vote of Magnetek’s shareholders.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 1, 2015, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares that, together with Shares (if any) owned by CMCO and the Purchaser, equals at least a majority of all then outstanding Shares entitled to vote (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, (i) the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Condition”), and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 26, 2015 (the “Merger Agreement”), by and among CMCO, the Purchaser and Magnetek. Pursuant to and subject to the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Magnetek as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the shareholders of Magnetek, in accordance with Section 251(h) of the DGCL, with Magnetek surviving the Merger as a wholly owned subsidiary of CMCO (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than (i) Shares held in the treasury of Magnetek or owned by CMCO or any subsidiary of CMCO or Magnetek immediately prior to the effective time of the Merger, which shall be automatically canceled for no consideration, and (ii) Shares owned by Magnetek’s shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase. For a detailed description of the Merger Agreement, see Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase.

The board of directors of Magnetek unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Magnetek and its shareholders, and (iii) resolved to recommend that Magnetek’s shareholders accept the Offer and tender their Shares into the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders (other than holders tendering Employee Restricted Shares) whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Payment for Employee Restricted Shares will be transmitted to Magnetek, who will then distribute such funds through its payroll or other accounts payable system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to such Employee Restricted Shares. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares (other than Restricted Shares) accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal for Shares, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal for Shares) and (iii) any other documents required by the Letter of Transmittal for Shares. Tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

In all cases, payment for Restricted Shares held by shareholders who are not current or former employees of Magnetek accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal for Shares, with required signature guarantees, and (ii) any other documents required by the Letter of Transmittal for Shares. In all cases, payment for Employee Restricted Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal for Employee Restricted Shares, with any required signature guarantees, and (ii) any other documents required by the Letter of Transmittal for Employee Restricted Shares.

Subject to the terms of the Merger Agreement, the Purchaser may, at any time and from time to time before the expiration of the Offer, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Magnetek, the Purchaser may not (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) change or modify the conditions to the Offer described in Section 14—“Conditions of the Offer” of the Offer to Purchase in a manner adverse to Magnetek or its shareholders; (iv) impose conditions to the Offer in addition to the conditions described in Section 14—“Conditions of the Offer” of the Offer to Purchase; (v) amend or waive the Minimum Condition; (vi) amend any term of the Offer in any manner materially adverse to Magnetek or its shareholders; or (vii) except as required or permitted by the Merger Agreement, extend the Expiration Date.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing the extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser is required by the Merger Agreement to extend the Offer (i) for any period required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the interpretations and positions of the Securities and Exchange Commission and its staff with respect thereto, or the rules and regulations of The NASDAQ Global Market applicable to the Offer, or as may be required by any governmental entity, (ii) for one or more periods of up to 10 business days each until, and including, November 23, 2015, if at the expiration of the Offer any of the conditions of the Offer have not been satisfied, which date may be extended to January 22, 2016 if all of the conditions to the Offer have been satisfied or waived other than the HSR Condition and those conditions that by their nature are to be satisfied at the expiration of the Offer. See Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase. The Purchaser is not required to extend the Offer beyond the applicable Outside Date (as defined in the Offer to Purchase).

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, CMCO, the Purchaser and Magnetek will cause the Merger to become effective as soon as practicable after the acceptance of Shares for payment in the Offer, without a vote of the shareholders of Magnetek, in accordance with Section 251(h) of the DGCL.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment by the Purchaser in the Offer, may also be withdrawn at any time after October 4, 2015. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase at any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be resolved by the Purchaser, subject to applicable law and the rules, regulations, interpretations and positions of the SEC and its staff.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. For a more complete description of the material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. shareholders, see Section 5—“Material U.S. Federal Income Tax Consequences” of the Offer to Purchase. Shareholders should consult with their tax advisors as to the particular U.S. federal income tax consequences of the Offer and the Merger to them, as well as tax consequences under any other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws or under any applicable income tax treaty.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Magnetek has agreed to provide the Purchaser with Magnetek’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letters of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letters of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letters of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

105 Madison Avenue, New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

August 5, 2015